Exhibit 10.74a

Transition agreement

This is a Transition (“Agreement”), entered into on this 20th day of February 2019 between Monro, Inc. (“Monro”), on the one hand, and Matthew E. Naylor, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Mr. Naylor”), on the other hand.  Monro and Mr. Naylor shall collectively be referred to herein as the “Parties.”

WHEREAS, Mr. Naylor has been an employee of Monro and has notified Monro of his decision to resign his position; and

WHEREAS, the Parties desire to enter into an agreement to provide for a period of continuing employment and cooperation to assist with transition activities.

NOW THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Continuing Employment.  The Parties agree that Mr. Naylor has voluntarily resigned his employment with Monro and his final day of employment is expected to be April 30, 2019, subject to the provisions set forth below.  The final day of employment with Monro shall be referred to herein as the “Termination Date.”  Until the Termination Date, Mr. Naylor shall continue in his position as the Company’s Chief Operations Officer and to report to the Company’s Chief Executive Officer (the “CEO”).  Until the Termination Date, Mr. Naylor will work to professionally transition his duties and assignments to others at Monro, as directed by the CEO.

2.    Transition Payment.  In consideration of Mr. Naylor’s execution of this Agreement, Monro will to pay Mr. Naylor an amount equal to his regular wages, in accordance with Monro’s regular pay practices, until the Termination Date.  Further, in consideration of Mr. Naylor’s execution of the Release Agreement attached as Schedule A to this Agreement (the “Release”), Monro agrees to pay to Mr. Naylor Thirty-Nine Thousand Hundred Dollars ($39,000), grossed-up for purposes of Mr. Naylor’s tax obligations.

The Transition Payment shall be payable to Mr. Naylor within thirty (30) days of the effective date of the Release.

3.    Release of Claims Required to Receive Transition Payment.  Mr. Naylor understands and agrees that in order to be eligible to receive the Transition Payment under this Agreement, and before any such payment is paid to Mr. Naylor, he must execute and not revoke the Release, which contains a general release of claims and covenant not to sue, following the Termination Date.  Mr. Naylor agrees that signing and not revoking the Release is a condition precedent to receiving the Transition Payment pursuant to this Agreement, and no Transition Payment shall be earned or payable to Mr. Naylor unless and until, following the Termination Date, he has signed and not revoked the Release and has satisfied all conditions to make the Release effective in a timely manner.

4.    No Further Benefits Except As Provided Herein.  Except as set forth in this Agreement, Mr. Naylor expressly acknowledges that he is not entitled to any other or further compensation, remuneration, benefits, reimbursement, payments, options, stock, or other equity issue of or from Monro.  Nothing in this Agreement affects any vested benefits Mr. Naylor has under any retirement or option plan, as of the Termination Date.  Specifically, on the Termination Date: (A) the option to purchase 14,666 shares of Monro’s Common Stock at a strike price of $53.80 (the “Option”)(issued pursuant to Monro’s Amended and Restated 2007 Stock Incentive Plan (the “Plan”)); and (B) 2,912 shares of Monro’s Common Stock (pursuant to a Restricted Stock Unit grant, dated March 26, 2018), shall vest to Mr. Naylor. Under the Plan, Mr. Naylor is permitted up to thirty (30) days following his Termination Date to exercise all or any portion of the Option. Monro’s earnings release date is scheduled for May 21, 2019.  Any remaining continuation and/or conversion rights to health or other insurance benefits, if any, will be as provided by the terms and conditions of those plans and applicable law and will follow under separate letter.    For purposes of any 401(k) plan or other retirement plans, the payments under this Agreement do not constitute salary and wages to which employee contribution elections and/or employer match, if any, apply.  Mr. Naylor expressly authorizes Monro to make any authorized or legally mandated deductions or withholdings from any payment described in this Agreement. All such payments may be mailed directly to Mr. Naylor or deposited via direct deposit, at the discretion of Monro.

5.    Confidential Information.  Mr. Naylor agrees that all information and know-how, regardless of whether in writing, of a private, secret or confidential nature concerning Monro’s business or financial affairs (collectively, “Confidential Information”) is and shall be the exclusive property of Monro and will not use or disclose to any person or entity or aid others in obtaining or using any such information.  By way of illustration, but not limitation, Confidential Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, computer software or code, information about actual or prospective customers, supplier lists and any other confidential business information.  Mr. Naylor will not disclose, at any time, any Confidential Information to others outside Monro or use the same for any unauthorized purposes without prior written approval by an officer of Monro unless and until such Confidential Information has become public knowledge without fault by Mr. Naylor.  Accordingly, Mr. Naylor agrees to keep confidential any trade secret, business or Confidential Information which Mr. Naylor acquired during his employment with Monro, including, but not limited to, any Monro marketing, technology, customer, or sales information, plans, or strategies.  This is intended to cover any information of a nature not normally disclosed by Monro to the general public.  If required by a valid court-issued subpoena, Mr. Naylor may disclose Confidential Information provided that he gives written notice of such subpoena to Monro within 48 hours of receipt of such subpoena.

6.    Duty to Cooperate.  Mr. Naylor agrees that, in the event Monro is or becomes a party or witness to any actual or threatened legal proceeding regarding any matter that arose, concerns or occurred during the term of his employment with Monro, he shall make himself reasonably available to and cooperate with Monro and its counsel in such proceedings.    Mr. Naylor further agrees to answer any practical administration questions which may arise and to make himself reasonably available to assist Monro in its transition following his employment and to cooperate with any other reasonable request by Monro which may require his services after the ending of his employment.  The Parties agree that, for purposes of this paragraph only, the transition period shall be six (6) months following the last day of employment.  Mr. Naylor will not seek or be entitled to any additional compensation for such assistance or cooperation.

7.    Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

8.    Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

9.    Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties.  Mr. Naylor acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Monro, Inc.

By:	/s/	Mattew Evan Naylor	By:	/s/	Maureen E. Mulholland
		Matthew E. Naylor			Maureen E. Mulholland
Senior Vice President –
General Counsel and Secretary
Date: 2/20/19			Date: 2/20/19

SCHEUDLE A

General Release Agreement

I, Matthew E. Naylor, acknowledge that in connection with the consideration to be provided by Monro, Inc. (“Monro”) under the Transition Agreement  (“Transition Agreement”) entered into between me and Monro, I hereby agree to be bound by the terms of this General Release Agreement (“Agreement”), as follows:

1.    General Release Agreement Condition To Payment:  I acknowledge that the promises I am providing in this Agreement are a material inducement and consideration for Monro entering into the Transition Agreement, to which this Agreement is attached.  I acknowledge that, in connection with the Transition Agreement, I am receiving from Monro substantial benefits, which benefits constitute substantial and adequate consideration for this Agreement.  I understand and agree that I am entitled to the Transition Payment (as defined in the Transition Agreement) only if I accept and sign and do not revoke this Agreement and return it to Monro in a timely manner.  I agree that my final day of employment with Monro was April 30, 2109 (hereafter, “Termination Date”).

2.    No Further Benefits.  I expressly admit, agree, and acknowledge that I am not entitled to certain of the benefits described in the Transition Agreement unless I sign this Agreement and fulfill all of the promises contained herein.  I further expressly admit, agree and acknowledge that I am not entitled to any other or further compensation, remuneration, benefits, reimbursement, payments, options, stock, or other equity issue of or from Monro.

3.    General Release, Claims Not Released and Related Provision

a.    General Release of All Claims.  I knowingly and voluntarily release and forever discharge Monro Inc., its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which I have or may have against Releasees as of the date of execution of this Agreement.  This is a General Release.  By signing this Agreement, I am agreeing to forego all claims or potential claims against Monro and the Releasees.  I expressly acknowledge that this General Release includes, but is not limited to, any claims arising out of or relating in any way to my employment with Monro, the ending of my employment with Monro, and all issues raised or which could have been raised in any litigation against Monro and/or the Releasees, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;

•	The Occupational Safety and Health Act;
•	The Age Discrimination in Employment Act of 1967 (“ADEA”);
•	The Worker Adjustment and Retraining Notification Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act;
•	The Equal Pay Act;
•	The Genetic Information Nondiscrimination Act of 2008;
•	The New York Labor Laws;
•	The New York Human Rights Laws;
•	New York Civil Rights Law §§ 70-a and 76-a;
•	The New York State Lawful Activities Act (section 201-d of the New York Labor Law);
•	any other federal, state or local law, rule, regulation, or ordinance;
•	any public policy, contract, tort, or common law; or
•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

b.    Further Description of General Release.    I expressly acknowledge that my General Release of Monro and the Releasees includes, but is not limited to, any claims constituting or based on tort, contract, implied contract, defamation, libel, slander, intentional infliction of emotional distress, wrongful or abusive discharge, negligence, interference with contract or employment, assault and battery, personal injury, whistle-blowing, implied covenant of good faith and fair dealing, fraud, stock fraud, equity, any short-term or long-term disability benefits plan, intellectual property, spoliation of evidence, statute or common law, severance pay, equity compensation and/or fringe benefits, attorneys’ fees, vacation pay, bonus, sales commissions, debts, accounts, compensatory damages, punitive or exemplary damages, expense reimbursement, or liquidated damages, arbitration claims, claims under any local, state or federal law, wage and hour law, wage collection law or labor relations law, and any claims of discrimination or harassment on the basis of age, race, sex, religion, disability, pregnancy, sexual orientation, national origin, ancestry, citizenship, retaliation or any other claim under any federal, state or local employment-related, human rights, civil rights, or employment discrimination statute, rule, regulation or ordinance.

c.    Release of Unknown Claims.    I understand and agree that the claims released herein by me are intended to and do include any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which I have or may have against any person or entity I released above and I expressly consent that this Agreement shall be given full force and effect according to each and all of its expressed terms and Provision, including as well those relating to unknown and unspecified claims, charges, demands, suits, actions, causes of action and debts, if any, and those relating to any other claims, charges, demands, suits, actions, causes of action and debts hereinabove specified.  I acknowledge that I am aware that I may hereafter discover claims or facts in addition to, or different from, those which I now know or believe to exist with respect to the subject matter covered by this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or my decision to enter into it.  Nevertheless, I hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.

d.    Claims Not Released.  I am not waiving any rights I may have to: (a) my own vested accrued employee benefits under Monro’s health, welfare, or retirement benefit plans as of the date of my execution of this Agreement; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

e.    Governmental Agencies.  Nothing in this Agreement prohibits or prevents me from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency.  However, to the maximum extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies.

f.    Collective/Class Action Waiver.  If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Monro or any other Releasee identified in this Agreement is a party.

4.    Acknowledgments and Affirmations.

I affirm that I have not filed, caused to be filed, or presently am a party to any claim against Monro. I also affirm that I have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date I sign this Agreement.

I affirm that I have been granted or will be granted up to the date I sign this Agreement any leave to which I was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.    I further affirm that I have no known workplace injuries or occupational diseases.

I also affirm that I have not divulged any proprietary or confidential information of Monro and will continue to maintain the confidentiality of such information consistent with Monro’s policies and my agreement(s) with Monro and/or common law.

I further affirm that I have not been retaliated against for reporting any allegations of wrongdoing by Monro or its officers, including any allegations of corporate fraud.

I affirm that all of Monro’s decisions regarding my pay and benefits through the date of my execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

5.    Limited Disclosure.  I agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to my spouse, tax advisor, an attorney with whom I choose to consult regarding my consideration of this Agreement and/or to any federal, state, or local government agency.

6.    Confidential Information.  I agree that all information and know-how, regardless of whether in writing, of a private, secret or confidential nature concerning Monro’s business or financial affairs (collectively, “Confidential Information”) is and shall be the exclusive property of Monro and will not use or disclose to any person or entity or aid others in obtaining or using any such information.  By way of illustration, but not limitation, Confidential Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, computer software or code, information about actual or prospective customers, supplier lists and any other confidential business information.  I will not disclose, at any time, any Confidential Information to others outside Monro or use the same for any unauthorized purposes without prior written approval by an officer of Monro unless and until such Confidential Information has become public knowledge without fault by me.  Accordingly, I agree to keep confidential any trade secret, business or Confidential Information which I acquired during my employment with Monro, including, but not limited to, any Monro marketing, technology, customer, or sales information, plans, or strategies.  This is intended to cover any information of a nature not normally disclosed by Monro to the general public.  If required by a valid court-issued subpoena, I may disclose Confidential Information provided that I give written notice of such subpoena to Monro within 48 hours of receipt of such subpoena.

7.    Duty to Cooperate.  I agree that, in the event Monro is or becomes a party or witness to any actual or threatened legal proceeding regarding any matter that arose, concerns or occurred during the term of my employment with Monro, I shall make myself reasonably available to and cooperate with Monro and its counsel in such proceedings, without further payment or compensation.    I further agree to answer any practical administration questions which may arise and to make myself reasonably available to assist Monro in its transition following my employment and to cooperate with any other reasonable request by Monro which may require my services after the ending of my employment.  The Parties agree that, for the purpose of this paragraph, the transition period shall be six (6) months following the last day of employment.  I will not seek or be entitled to any additional compensation for such assistance or cooperation.

8.    Non-Disparagement.  I agree not to take any action or make any statements that criticize, ridicule, disparage or are otherwise derogatory to Monro or any of the Releasees or any of their respective employees, services, reputations, officers, financial status or businesses, or that damage Monro or any of the Releasees in any of their respective business relationships, or encourage the making of such statement or the taking of such actions by someone else.  Monro and its officers agree to do the same.

9.    Breach. If at any time, I breach any term of this Agreement, Monro’s obligation to make any further payments to me pursuant to this Agreement ceases immediately and Monro is relieved of any further obligations under this Agreement.

10.    Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws provision.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.    Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

12.    Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

13.    Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties.  I acknowledge that I have not relied on any representations, promises, or agreements of any kind made to me in connection with my decision to accept this Agreement, except for those set forth in this Agreement.

I AM ADVISED THAT I HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  I ALSO AM ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO MY SIGNING OF THIS AGREEMENT.

I MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY I SIGN THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO maureen mulholland, senior Vice President – general counsel and secretary, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO MS. mulholland, OR HER DESIGNEE, OR MAILED TO maureen mulholland, senior Vice President – general counsel and secretary, Monro Inc., 200 Holleder Parkway, Rochester, NY 14615 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER I SIGN THIS AGREEMENT.  ACCORDINGLY, THE EFFECTIVE DATE OF THIS AGREEMENT SHALL BE THE EIGHTH DAY FOLLOWING MY SIGNING OF THIS AGREEMENT, PROVIDED I HAVE NOT REVOKED THE AGREEMENT PREVIOUSLY AND HAVE TIMELY RETURNED THE SIGNED AGREEMENT.

I AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

I FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST RELEASEES.

With respect only to Sections 8-13:

Monro, Inc.

By:	/s/	Mattew Evan Naylor	By:	/s/	Maureen E. Mulholland
		Matthew E. Naylor			Maureen E. Mulholland
Senior Vice President –
General Counsel and Secretary
Date: 5/1/19